Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our reports dated June 5, 2006, accompanying the consolidated financial statements and schedule of Goldleaf Financial Solutions, Inc., our report dated June 5, 2006, accompanying the consolidated financial statements of Goldleaf Technologies, Inc. and our report dated April 19, 2006, accompanying the financial statements of KVI Capital, Inc. These reports are included in the Amendment No. 2 to the Registration Statement (Form S-1 No. 333-133542) and related Prospectus. We consent to the use of the aforementioned reports in Amendment No. 2 to the Registration Statement and related Prospectus, and to the use of our name as it appears under the caption “Experts.”
/s/ GRANT THORNTON LLP
Raleigh, North Carolina
July 7, 2006